  Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock Funds III of our report dated February 14, 2020, relating to the financial statements and financial highlights, which appears in iShares S&P 500 Index Fund’s Annual Report on Form N-CSR for the year ended December 31, 2019.

We also consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2020, relating to the financial statements and financial highlights, which appears in S&P 500 Index Master Portfolio’s Annual Report on Form N-CSR for the year then ended December 31, 2019.

We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 21, 2020